Exhibit 99.1

Durata Therapeutics Adds Independent Director Lisa M. Giles to the Company’s Board

MORRISTOWN, N.J. — (BUSINESS WIRE) — July 27, 2012 — Durata Therapeutics (NASDAQ: DRTX) today announced that, as contemplated by the prospectus related to the company’s initial public offering, the company’s board of directors appointed a new independent director to the board to replace one of the company’s existing directors who is transitioning off the board. The board has appointed Lisa Giles, CEO & President of Giles & Associates and former Vice President of Strategy and Development at G.D. Searle & Company, as an independent director, effective August 3, 2012. Ms. Giles is replacing George F. Horner, III, who will be transitioning off of Durata’s board of directors, also effective August 3.

“The company and the board want to thank George for his valuable service and support since Durata’s founding in 2009, and we wish him continued success,” said Richard U. De Schutter, Chairman of the Durata board of directors. “We also welcome Lisa to the Durata board. Her background and experience in strategic planning and advising senior teams will add considerably to our deliberations as we draw closer to becoming a commercial stage company and look to expand our portfolio in the future.”

Ms. Giles is CEO and President of Giles & Associates Consultancy, which she formed in 2000. Prior to this, she was Vice President of Strategy and Development for G.D. Searle & Company, where she oversaw global pharmaceutical strategic planning, portfolio decision analysis, portfolio optimization and transaction analysis. Previously, Ms. Giles was Partner in the Healthcare Practice at Business Strategy Consulting and held positions of increasing responsibility at Abbott Laboratories in marketing, strategic planning and business development. She also is a trustee on the board of Northwestern Memorial Hospital Foundation. Ms. Giles completed the executive management program at Stanford University and The University of Chicago and holds a BS degree from Juniata College.

About Durata Therapeutics

Durata Therapeutics is a pharmaceutical company focused on the development and commercialization of novel therapeutics for patients with infectious diseases and acute illnesses. Durata is currently enrolling and dosing patients in two global Phase 3 clinical trials with its lead product candidate, dalbavancin, for the treatment of patients with acute bacterial skin and skin structure infections, or abSSSI.

Forward-looking statements

Any statements in this press release about Durata’s future expectations, plans and prospects constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended. Actual results may differ materially from those indicated by such forward-looking statements. Durata anticipates that subsequent events and developments will cause its views to change. However, while Durata may elect to update these forward-looking statements at some point in the future, Durata specifically disclaims any obligation to do so.

Media Contact	Company Contact

Burns McClellan Justin Jackson jjackson@burnsmc.com Michelle Szwarcberg mszwarcberg@burnsmc.com (212) 213-0006	Corey Fishman Chief Operating Officer and Chief Financial Officer, Durata Therapeutics cfishman@duratatherapeutics.com (973) 993-4865